UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

McMoRan Exploration Co.

(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

This Form 8-K is being filed as a result of a Memorandum of Understanding (“MOU”), dated May 6, 2013, setting forth an agreement to settle the previously disclosed consolidated stockholder class action lawsuit in the Delaware Court of Chancery (the “Court”), captioned In re McMoRan Exploration Co. Stockholder Litigation, No. 8132-VCN (the “Consolidated Action”), relating to the Agreement and Plan of Merger, dated as of December 5, 2012, by and among McMoRan Exploration Co., a Delaware corporation (“MMR”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“FCX”) and INAVN Corp., a Delaware corporation and wholly owned subsidiary of FCX (“MMR Merger Sub”), pursuant to which MMR Merger Sub will merge with and into MMR, with MMR surviving the merger as a wholly owned subsidiary of FCX (the “MMR Merger”). The Consolidated Action is described on pages 96-97 of the proxy statement/prospectus, dated May 3, 2013, that forms part of the registration statement on Form S-4 filed by Gulf Coast Ultra Deep Royalty Trust and FCX with the Securities and Exchange Commission (the “SEC”) in connection with the MMR Merger, and that also was filed by MMR with the SEC on Schedule 14A in connection with the MMR Merger (the “Proxy Statement/Prospectus”).

On May 6, 2013, solely to avoid the burden, risk and expense of further litigation and without admitting any liability or wrongdoing, MMR and the other named defendants in the Consolidated Action entered into the MOU with the plaintiffs in the Consolidated Action, which sets forth an agreement to settle the Consolidated Action. The settlement is subject to, among other things, the execution of a stipulation of settlement by the parties, and final approval by the Court. There can be no assurance that the settlement will be finalized or that the Court will approve the settlement. Pursuant to the MOU, MMR and/or FCX have agreed, among other things: (i) to take certain actions with respect to the listing of the royalty trust units (as described below); (ii) to include certain provisions in the Trust Agreement; (iii) to make certain changes to the proposed amendment to Article X section (k) of the amended and restated certificate of incorporation of MMR, as described on pages v, 11, 136 and 137 of the Proxy Statement/Prospectus; and (iv) to make certain additional disclosures concerning the MMR Merger as set forth below. Upon final Court approval of the settlement, the Consolidated Action will be dismissed with prejudice and all defendants will be released from any and all claims concerning the MMR Merger as described in the MOU.

Supplemental Disclosure

Pursuant to the MOU, MMR agreed to make the following supplemental disclosures to the Proxy Statement/Prospectus. This supplemental information should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus. To the extent that information in the supplemental disclosures below differs from or updates information contained in the Proxy Statement/Prospectus, the supplemental disclosures below are more current.

The section of the Proxy Statement/Prospectus entitled “QUESTIONS AND ANSWERS ABOUT THE MMR SPECIAL MEETING” beginning on page iii is hereby supplemented as follows:

The third question and answer beginning on page vii are amended and restated as follows (new language underlined):

Q: What consideration will MMR stockholders receive if the merger is completed, and what do the royalty trust units represent?

A: If the merger is completed, each outstanding share of common stock of MMR (other than shares owned by FCX and its subsidiaries and shares held by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive $14.75 in cash, without interest, and 1.15 units, which are referred to herein as the royalty trust units, representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust, which is referred to herein as the Royalty Trust, that will be entitled to share in a 5% gross overriding royalty interest in hydrocarbons saved and produced from the subject interests (as defined below) during the life of the Royalty Trust. An overriding royalty interest in general represents a non-operating interest in an oil and gas property that provides the owner a specified share of production without any related operating expenses or development costs and is carved out of an oil and gas lessee’s working or cost-bearing interest under the lease. A working or cost-bearing interest in general represents an interest in an oil and gas property that provides the owner a specified share of production that is subject to all production expense and development costs. An owner of a working or cost-bearing interest, subject to the terms of applicable operating agreements, generally has the right to participate in the selection of a prospect, drilling location, or drilling contractor to propose the drilling of a well, to determine the timing and sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any operating decision. An owner of an overriding royalty interest in general has none of the rights described in the preceding sentence, and holders of royalty trust units will not have such rights. Unlike royalty interests that are retained by the mineral rights owner that grants the leasehold, an “overriding” royalty is generally granted to a party that does not own any interest in the underlying minerals, and the overriding royalty interest expires when production ceases and the lease terminates. For more information, see the section entitled “Description of the Royalty Interests” beginning on page 144.

The Royalty Trust will dissolve on the earliest of the twentieth anniversary of the closing of the merger, the sale of all of the overriding royalty interests by the Royalty Trust, a vote in favor of termination by the holders of the required percentage of the royalty trust units, upon the election of the Trustee following its resignation for cause (as more fully described in the amended and restated trust agreement) or the exercise by FCX of the right to call all of the royalty trust units described in the following sentence. FCX has the right to call all of the royalty trust units beginning on the fifth anniversary of the closing at a price of $10 per royalty trust unit, or, if the applicable trading price of the royalty trust units falls below $0.25 per unit for a nine-month period, at a price of $0.25 per royalty trust unit. As of the date of this proxy statement/prospectus, none of the subject interests had any reserves classified as proved, probable or possible, other than MMR’s onshore Lineham Creek well, and none of the subject interests had any associated production. MMR’s independent reserve engineers have assigned initial estimates of 12.9 Bcfe of net proved reserves, 46.6 Bcfe of net probable reserves and 82.2 Bcfe of net possible reserves, associated with interim drilling results through December 31, 2012, from the sands encountered above 24,000 feet in the Lineham Creek well, located on one of the onshore subject interests. Upon the execution of the amended and restated trust agreement, the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger (including shares beneficially owned by FCX and its subsidiaries, excluding shares issuable pursuant to equity awards which will be converted into FCX equity awards in connection with the consummation of the merger, and calculated assuming each of MMR’s convertible securities are converted at a conversion rate calculated assuming the maximum possible make-whole premium is received).We currently estimate that the total number of royalty trust units to be issued will approximate 230 million. This expectation is based on the maximum number of MMR common shares that could be issued to holders of MMR’s outstanding convertible securities at the maximum applicable make-whole premiums based on an assumed trading price and closing date for the merger and the assumption that no additional options are exercised prior to the closing of the merger. Since the merger was announced on December 5, 2012, approximately 1.7 million MMR stock options were exercised. The exact number of royalty trust units to be issued will not be known until immediately prior to the closing of the merger. FCX, through one of its wholly owned subsidiaries, beneficially owns 500,000 shares of MMR’s 5.75% convertible perpetual preferred stock, series 2, which is currently convertible into 31,250,000 shares of MMR common stock. The number of trust units issued in the merger is based on MMR’s fully diluted shares outstanding, including the shares of common stock issuable upon conversion of the preferred stock beneficially owned by FCX; however, those shares beneficially owned by FCX will not be converted into the merger consideration. Accordingly, more trust units will be issued than are necessary to pay the merger consideration. Any trust units issued but not distributed to MMR shareholders as merger consideration will be retained by FCX, resulting in FCX’s retention of units attributable to the preferred stock beneficially owned by FCX, which is currently estimated to be approximately 3.5 million or 1.5% of the total number of royalty trust units expected to be issued. If the PXP merger is consummated prior to the consummation of the merger, FCX will beneficially own an additional 51 million shares of MMR common stock currently owned by PXP. Those shares beneficially owned by FCX will not be converted into the merger consideration. Accordingly, FCX will not directly receive royalty trust units. However, FCX will be entitled to retain the difference between the full number of royalty trust units issued and the number of royalty trust units required to be delivered as merger consideration (subject to an ongoing obligation to deliver royalty trust units to holders of certain outstanding convertible securities of MMR). If the PXP merger is not consummated prior to the consummation of the merger, PXP, due to ownership of approximately 31.3% of the outstanding shares of MMR common stock as of April ~~26~~30, 2013, is expected to be the largest holder of royalty trust units following the consummation of the merger. If the PXP merger is consummated prior to the consummation of the merger, FCX, due to its retention of the royalty trust units which would no longer need to be delivered as merger consideration in respect of the shares previously held by PXP, is expected to be the largest holder of royalty trust units following the consummation of the merger, with anticipated holdings of approximately 27.1% of the outstanding royalty trust units at the time of closing of the merger (assuming that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger). If the PXP merger is not consummated prior to the consummation of the MMR merger, it is anticipated that FCX would hold approximately ~~1.6~~ 1.5% of the outstanding royalty trust units at the time of closing of the MMR merger (assuming that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger). These percentages are approximate, and will vary with changes in the number of shares of MMR common stock outstanding, the closing date of the merger and the trading price of MMR common stock used to determine the conversion rate applicable to the MMR convertible securities at the time of the closing of the merger. As a function of the fact that the number of royalty trust units to be issued will be fixed at MMR’s fully diluted outstanding share count, but the number of outstanding shares of MMR common stock beneficially owned by persons other than FCX and its affiliates (and therefore entitled to receive the merger consideration) will fluctuate, FCX will retain a number of royalty trust units at the closing of the merger which will vary based on the number of outstanding shares of MMR common stock held by persons other than FCX and its affiliates at closing. Among other factors, the number of outstanding shares of MMR common stock beneficially owned by persons other than FCX and its affiliates will fluctuate based on the exercise of equity awards related to MMR common stock and, due to the impact of such variables on the make-whole conversion adjustment applicable to MMR’s convertible securities, the closing date of the merger and the trading price of MMR common stock at the time of closing of the merger.

Set forth below is a table showing FCX’s and PXP’s expected percentage ownership of the outstanding royalty trust units (i) immediately after the closing of the merger in the event that the PXP merger has been completed at or prior to that time, (ii) immediately after the closing of the merger in the event that the PXP merger has not been completed at or prior to that time and (iii) immediately after the closing of the PXP merger in the event that the PXP merger is completed after the closing of the merger.

	Percentage of Outstanding Royalty Trust Units Owned (1)
	FCX	PXP
If the PXP merger has been completed at closing	27.1%	N/A
If the PXP merger has not been completed at closing	~~1.6~~ 1.5%	25.5%
If the PXP merger is completed after closing	27.1%	N/A

(1)	Percentages are approximate, assume that all holders of MMR convertible securities have exercised their conversion rights immediately following the closing of the merger, and will vary based upon the closing date of the merger, the number of shares of MMR common stock outstanding, the trading price of MMR common stock used to determine the conversion rate applicable to MMR’s convertible securities, and the timing of the conversion of such securities by the holders thereof. Based on 163 million shares of MMR common stock outstanding and assuming (i) a trading price of $16.76 for MMR’s common stock on the date of the shareholder meeting and (ii) a closing of the merger on the date of the shareholder meeting, the maximum amount of royalty trust units issuable to holders of MMR’s outstanding convertible security holders at the maximum applicable make-whole premiums would approximate 33.7 million or 16.9% of the royalty trust units expected to be issued. The make-whole premiums, which are available for a limited time after the closing of the merger, account for approximately 3.3 million or 1.5% of the royalty trust units expected to be issued. The convertible security holders may choose not to convert and FCX will retain any royalty trust units that are not issued to these outstanding convertible security holders.

The first question and answer beginning on page ix are amended and restated as follows (new language underlined and deleted language shown as strikethrough):

Q: Will I be able to trade the royalty trust units that I receive in the merger?

A: ~~The parties to the merger do not currently expect that t~~The royalty trust units will not be listed on ~~a national securities exchange~~the New York Stock Exchange or NASDAQ at the time of issuance. ~~The parties to the merger intend to seek to list the royalty trust units for trading on a national securities exchange or market in the future; however, there can be no assurance that they will be successful in doing so, that a market will develop for the royalty trust units, or that you will be able to sell your royalty trust units.~~ On March 11, 2013, the parties to the merger entered into a letter agreement irrevocably waiving (i) the condition to closing in the merger agreement that the royalty trust units be approved for listing on the New York Stock Exchange, which is referred to herein as the NYSE, or NASDAQ prior to the closing, (ii) Freeport’s covenant to list the royalty trust units and (iii) the provision of the Trust Term Sheet providing that the royalty trust units would be listed on a national securities exchange. The parties entered into this letter agreement after being notified by each of the NYSE and NASDAQ that the royalty trust units would not meet either exchange’s listing requirements at the closing of the merger because the initial trading price of the royalty trust units is expected to be below the minimum $4.00 per unit requirement for the NYSE and below the minimum $2.00 per unit requirement for NASDAQ. In an effort to provide a liquid market for the royalty trust units at closing, the parties to the merger will use their best efforts to list the royalty trust units on the OTCQX tier of the OTC Markets. In addition, FCX will continue to seek to list the royalty trust units on the NYSE or NASDAQ and will, if required to satisfy the listing requirements of either the NYSE or NASDAQ, call for a vote of unit holders and vote its units to effect a reverse split of the royalty trust units within one year of the closing of the merger. There can be no assurance that the royalty trust units will be listed on the OTCQX tier of the OTC Markets, the NYSE or NASDAQ, that a market will develop for the royalty trust units, or that you will be able to sell your royalty trust units.

The section of the Proxy Statement/Prospectus entitled “SPECIAL FACTORS—Background of the Merger” beginning on page 24 is hereby supplemented as follows:

The first full paragraph on page 26 is amended and restated as follows (new language underlined and deleted language shown as strikethrough):

In April 2012, FCX’s management retained Hanover Advisors LLC, a consulting firm specializing in oil and gas, to provide financial consulting services with respect to FCX’s potential acquisition of ~~certain oil and gas assets.~~ MMR and PXP. Michael D. Madden is a principal of Hanover. Previously, in 2012, MMR’s management retained Hanover to provide financial consulting services with respect to MMR’s acquisition of PXP’s shallow water Gulf of Mexico assets. In 2007, FCX’s management had engaged another entity of which Mr. Madden served as a principal to provide financial consulting services with respect to FCX’s sale of its international wire and cable business.

The fourth full paragraph on page 33 is amended and restated as follows (new language underlined):

On November 21, 2012, the MMR special committee met by telephone with Weil and Evercore to further review and discuss the counteroffer received from the FCX special committee on November 18, 2012, the potential value of the overriding royalty interest trust and the term sheet forwarded by Wachtell Lipton. Evercore presented the MMR special committee with preliminary discussion materials regarding the potential value of the overriding royalty interest trust, including a sensitivity analysis based on various risk assumptions, duration of the trust, oil prices and discount rates. The MMR special committee also reviewed the proposed terms of the overriding royalty interest trust, including the prospects that would be included in the trust, the duration of the trust (initially proposed to be a 10-year term), and FCX’s ability to have a call right on the royalty trust units and the impact of these terms on the potential value of the royalty trust units. After discussion, the MMR special committee authorized Evercore to respond to Credit Suisse on the terms of the royalty trust units by proposing, among other things, a 25-year term and a $12 call price after the expiration of a five-year no call period. The MMR special committee was willing to agree to FCX’s request to have a finite term for the trust, but only if the term was long enough that the present value of the royalty trust units was not materially affected. Furthermore, the MMR special committee was willing to give FCX a call right on the royalty trust units, but only if the call price was significantly higher than the current implied value of the royalty trust units. Evercore discussed with the MMR special committee the potential value of the overriding royalty interest trust, including the impact on the value of having a term of 10 years versus a term of 20 years or an unlimited term. Based on structure and pricing being discussed at the time (including that the overriding royalty interest was 4% instead of 5%), Evercore noted to the MMR special committee that a 20-year term for the trust could reduce the value of the trust by $43.1 to $57.0 million relative to an unlimited term, or 11.1% to 13.2% of the total value (as calculated on a risked basis). Following the discussion regarding the royalty trust term sheet, Weil then discussed with the MMR special committee the supermajority approvals provisions in MMR’s amended and restated certificate of incorporation. Weil noted to the MMR special committee that FCX was unwilling to enter into transaction without an agreement by MMR to submit a stockholder proposal at the special meeting to amend MMR’s amended and restated certificate of incorporation to exclude FCX from the definition of “interested stockholder”, which is referred to herein as the charter amendment, thereby making the supermajority approvals provisions inapplicable, and conditioning closing of the merger on adoption of such proposal.

The second full paragraph on page 35 is amended and restated as follows (new language underlined):

On November 30, 2012, the MMR special committee met by telephone with Weil and Evercore to discuss the FCX special committee’s reaction to the proposal of the MMR special committee. Evercore informed the MMR special committee that the FCX special committee had rejected the 6% overriding royalty interest counteroffer of the MMR special committee because it would be too dilutive to their interests and would not agree to an overriding royalty interest greater than 5%. The MMR special committee discussed the potential value of a 5% overriding royalty interest and after careful consideration authorized Evercore to propose $14.75 per share in cash and 1.15 units of a 5% overriding royalty interest trust, which the MMR special committee valued using a discounted cash flow analysis at approximately $2.45 per 1.15 units (reflecting a revised value for the overriding royalty interest based on newly available information on MMR’s Lineham Creek well that was in the process of being drilled), with the total number of royalty trust units to equal the total number of fully diluted shares of MMR’s common stock. Weil then discussed with the MMR special committee the progress of negotiations regarding the merger agreement, including the FCX special committee’s desire to include an expense reimbursement fee payable by MMR if stockholder approval was not obtained and a termination fee payable by MMR in certain instances, including if FCX terminated the agreement upon the MMR board of directors changing its recommendation, and also that, although the FCX special committee agreed not to require a marketing period, the FCX special committee remained unwilling to enter into a transaction including a majority of the disinterested stockholders condition or a superior proposal termination right. Following this discussion, the MMR special committee directed Weil to continue to insist on the majority of the disinterested stockholders condition in light of the potential inclusion of the charter amendment condition and the superior proposal termination right. The MMR special committee also noted the importance of being able to withdraw its support for a transaction with FCX if things changed.

The first full paragraph on page 39 is amended and restated as follows (new language underlined and deleted language shown as strikethrough):

Following the meeting of the MMR special committee, the MMR board of directors met by telephone with Weil and Evercore. Weil reviewed the terms of the merger agreement and other transaction documents and informed the MMR board of directors that all documents were agreed to and in final form. Evercore reviewed with the MMR board of directors the structure and other terms of the proposed transaction. The MMR special committee informed the MMR board of directors that the terms of the merger agreement and other transaction documents have been agreed to and are in final form, that Evercore had rendered its fairness opinion to the MMR special committee, as described above, and that the special committee had voted unanimously to approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Weil then described to the MMR board of directors the resolutions in connection with the merger. ~~and noted to the MMR board of directors that the charter amendment would need to be first adopted by both a majority of~~

~~the MMR board of directors and a majority of the disinterested directors, voting as a separate group.~~ The MMR special committee then recommended to the MMR board of directors that it approve and adopt the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Following these discussions and consideration of the factors described in the section below entitled “—MMR’s Reasons for the Merger and Recommendation of the MMR Special Committee and Board of Directors,” the MMR board of directors determined that the transactions contemplated by the merger agreement and the related transactions and agreements are fair to, advisable for, and in the best interests of MMR and its stockholders. ~~The MMR board of directors conducted two votes with Messrs. Moffett and Adkerson recusing themselves: a vote of the disinterested directors only (consisting of Messrs. Bush and Carmichael and Ms. Mestayer) and a vote of the full MMR board of directors, with all disinterested directors and all directors present (subject to the recusal by Messrs. Moffett and Adkerson) voting in favor of approving and adopting the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment). Messrs. Flores and Wombwell also recused themselves from, and did not participate in, this meeting due to their positions as members of the PXP board of directors.~~ The MMR board of directors conducted a vote of the disinterested directors (consisting of Messrs. Bush and Carmichael and Ms. Mestayer) and Messrs. Day, Ford, Graham and Rankin, which vote also constituted a vote of the continuing directors (as such term is defined in the Company’s amended and restated certificate of incorporation). Messrs. Moffett and Adkerson recused themselves from the vote and Messrs. Flores and Wombwell were not present at the meeting due to their positions as members of the PXP board of directors. All of the disinterested directors, a majority of the continuing directors and a majority of the MMR board of directors voted in favor of approving and adopting the merger agreement and the transactions related thereto (including the waiver of the standstills and the charter amendment).

The following three paragraphs are added following the second full paragraph on page 39:

On January 23, 2013, the MMR special committee met by telephone with Weil to discuss the status of negotiations of the royalty trust documents, including the master conveyance of royalty interests and the royalty trust agreement. The MMR special committee discussed the condition in the merger agreement requiring the royalty trust units to be listed on the NYSE or NASDAQ and the listing requirements of the NYSE and NASDAQ, including the requirement that the royalty trust units initially trade at a minimum price per share ($4.00 per unit on the NYSE, $2.00 per unit on NASDAQ). The MMR special committee discussed the options available if the listing requirements could not be met, including waiving the listing condition in the merger agreement.

On March 11, 2013, the MMR special committee met by telephone with Weil and Evercore to discuss the condition in the merger agreement requiring the royalty trust units to be listed on the NYSE or NASDAQ and the listing requirements of the NYSE and NASDAQ. Weil informed the MMR special committee that representatives of MMR and FCX were informed by representatives of the NYSE and NASDAQ that the royalty trust units would not be listed at the closing of the merger because the royalty trust units would not meet the minimum initial listing price requirement of either the NYSE ($4) or NASDAQ ($2). The MMR special committee then discussed with Weil and Evercore the potential implications of the royalty trust units not being listed on the NYSE or NASDAQ or being traded on the OTC Markets, including the potential impact on Evercore’s valuation and the effect on the royalty trust units’ liquidity. Evercore informed the MMR special committee that Evercore had used a discounted cash flow analysis to analyze the value of the royalty trust units, and that, by its nature, such valuation analysis would not be affected by whether the royalty trust units were or were not traded on the NYSE, NASDAQ or the OTC Markets. Following this discussion, the MMR special committee determined that it would be in the best interests of MMR and its stockholders to waive the listing condition, provided that FCX simultaneously waive the condition. The MMR special committee then voted unanimously to approve the waiver of the listing condition in the merger agreement.

Following the meeting of the MMR special committee, MMR and FCX executed a letter agreement waiving the listing condition.

The section of the Proxy Statement/Prospectus entitled “SPECIAL FACTORS—Opinion of Financial Advisor to the MMR Special Committee” beginning on page 56 is hereby supplemented as follows:

The third full paragraph on page 67 is amended and restated as follows (new language underlined and deleted language shown as strikethrough):

Under the terms of Evercore’s engagement letter with the MMR special committee, Evercore provided the MMR special committee financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of its engagement letter, MMR has agreed to pay Evercore customary fees for its services in connection with its engagement, including a success fee payable to Evercore upon consummation of the merger, determined in the following manner. Upon execution of its engagement letter, Evercore received a $500,000 retainer and has subsequently received monthly work fees totaling $1,000,000. However, all of these amounts are credited toward Evercore’s $2,000,000 opinion fee, which Evercore earned upon delivery of its fairness opinion to the MMR special committee. As a result, the total compensation earned by Evercore prior to the date hereof is $2,000,000, which will be credited to Evercore’s success fee. Because of these credits for the opinion fee, the contingent portion of Evercore’s success fee will be equal to 0.53% of the transaction value of the merger, less the amount of $2,000,000 that Evercore has already earned. The “transaction value” is equal to the aggregate value of the cash and royalty trust units received as merger consideration, plus the aggregate value of any debt outstanding at the closing of the merger. The value of the royalty trust units has not yet been determined for purposes of calculating the success fee. However, Evercore estimates that its total success fee would be approximately $21.7 million (or $19.7 million after deducting the $2 million credit), assuming that the royalty trust units are valued at $2.45 per share of MMR common stock, which is the mid-point of the value range for the royalty trust units that Evercore used in its ~~financial analysis~~ discounted cash flow analysis of the units. In addition, the MMR special committee has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, parties, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

The section of the Proxy Statement/Prospectus entitled “THE MERGER AGREEMENT—Royalty Trust Units” beginning on page 122 is amended and restated as follows (new language underlined and deleted language shown as strikethrough):

MMR and FCX have agreed to (and FCX has agreed to cause the Royalty Trust to) take such actions as are required to effect the Royalty Trust in accordance with the merger agreement and the term sheet relating to the Royalty Trust. FCX will cause the royalty trust units to be issued upon the closing of the merger. The merger agreement provides that it is a condition to closing that the royalty trust units be approved for listing on the New York Stock Exchange or NASDAQ prior to the closing; however, the parties to the merger agreement have irrevocably waived this condition.~~, and do not currently expect that t~~ The royalty trust units will not be listed on ~~a national securities exchange~~ the New York Stock Exchange or NASDAQ at the time of issuance. On March 11, 2013, the parties to the merger entered into a letter agreement irrevocably waiving (i) the condition to closing in the merger agreement that the royalty trust units be approved for listing on the New York Stock Exchange, which is referred to herein as the NYSE, or NASDAQ prior to the closing, (ii) Freeport’s covenant to list the royalty trust units and (iii) the provision of the Trust Term Sheet providing that the royalty trust units would be listed on a national securities exchange. The parties entered into this letter agreement after being notified by each of the NYSE and NASDAQ that the royalty trust units would not meet either exchange’s listing requirements at the closing of the merger because the initial trading price of the royalty trust units is expected to be below the minimum $4.00 per unit requirement for the NYSE and below the minimum $2.00 per unit requirement for NASDAQ. In an effort to provide a liquid market for the royalty trust units at closing, the parties to the merger will use their best efforts to list the royalty trust units on the OTCQX tier of the OTC Markets. In addition, FCX will continue to seek to list the royalty trust units on the NYSE or NASDAQ and will, if required to satisfy the listing requirements of either the NYSE or NASDAQ, call for a vote of unit holders and vote its units to effect a reverse split of the royalty trust units within one year of the closing of the merger. There can be no assurance that the royalty trust units will be listed on the OTCQX tier of the OTC Markets, the NYSE or NASDAQ, that a market will develop for the royalty trust units, or that you will be able to sell your royalty trust units.

The section of the Proxy Statement/Prospectus entitled “DESCRIPTION OF ROYALTY TRUST UNITS—General” beginning on page 150 is amended and restated as follows (new language underlined):

Each royalty trust unit represents an undivided share of beneficial interest in the Royalty Trust. Each holder of a royalty trust unit has the same rights as the holder of any other royalty trust unit. Upon the execution of the amended and restated trust agreement, the Royalty Trust will issue a number of royalty trust units equal to the fully diluted number of shares of MMR common stock outstanding immediately prior to the effective time of the merger (including shares beneficially owned by FCX and its subsidiaries, excluding shares issuable pursuant to equity awards which will be converted into FCX equity awards in connection with the consummation of the merger, and calculated assuming each of MMR’s convertible securities are converted at a conversion rate calculated assuming the maximum possible make-whole premium is received). We currently estimate that the total number of royalty trust units to be issued will approximate 230 million. This expectation is based on the maximum number of MMR common shares that could be issued to holders of MMR’s outstanding convertible securities at the maximum applicable make-whole premiums based on an assumed trading price and closing date for the merger and the assumption that no options are exercised prior to the closing of the merger. Based on 163 million shares of MMR common stock outstanding and assuming (i) a trading price of $16.76 for MMR’s common stock on the date of the shareholder meeting and (ii) a closing of the merger on the date of the shareholder meeting, the maximum amount of royalty trust units issuable to holders of MMR’s outstanding convertible security holders at the maximum applicable make-whole premiums would approximate 33.7 million or 16.9% of the royalty trust units expected to be issued. The make-whole premiums, which are available for a limited time after the closing of the merger, account for approximately 3.3 million or 1.5% of the royalty trust units expected to be issued. The convertible security holders may choose not to convert and FCX will retain any royalty trust units that are not issued to these outstanding convertible security holders. The exact number of royalty trust units to be issued will not be known until immediately prior to the closing of the merger. Any royalty trust units issued in excess of the amount required to be paid as merger consideration will be retained by FCX, with the applicable number of retained royalty trust units to remain subject to FCX’s obligation to deliver royalty trust units to holders of MMR’s convertible securities pursuant to the terms of such securities.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements concerning the proposed transaction, the expected timetable for completing the proposed transaction, and other matters. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of MMR or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by MMR from time to time, including its respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. Except as required by applicable law, MMR undertakes no obligation to update the forward-looking statements included in this Current Report on Form 8-K to reflect subsequent events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, FCX and the royalty trust formed in connection with the transaction have filed with the SEC a registration statement on Form S-4 that includes a proxy statement of MMR that also constitutes a prospectus of FCX and the royalty trust. FCX, the royalty trust and MMR also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement/prospectus and other relevant documents filed by FCX, the royalty trust and MMR with the SEC at the SEC’s website at www.sec.gov. You may also obtain these documents by contacting FCX’s Investor Relations department at (602) 366-8400, or via e-mail at ir@fmi.com; or by contacting MMR’s Investor Relations department at (504) 582-4000, or via email at ir@fmi.com.

FCX and MMR and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about FCX’s directors and executive officers is available in FCX’s 2012 Annual Report on Form 10-K, filed with the SEC on February 22, 2013, as amended on April 23, 2013. Information about MMR’s directors and executive officers is available in MMR’s 2012 Annual Report on Form 10-K, filed with the SEC on February 22, 2013, as amended on April 26, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement/prospectus and other relevant materials which may be filed with the SEC regarding the merger. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from FCX or MMR using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

	By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: May 7, 2013